Exhibit 10. (f)

EXECUTION COPY

MODIFIED COINSURANCE AGREEMENT

between the

AETNA LIFE INSURANCE AND ANNUITY COMPANY

(referred to as the Company)

and

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

(referred to as the Reinsurer)

Dated as of October 1, 1998

INDEX OF SCHEDULES

Schedule 1.1 (A)	Policy Forms
Schedule 1.1 (B)	Separate Account Assets
Schedule 1.1 (C)	Separate Accounts

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS	2

ARTICLE II

BASIS OF MODIFIED COINSURANCE AND BUSINESS COINSURED	7
2.1.	Modified Coinsurance	7
2.2	Reinstatements, Conversions and Exchanges	7
2.3	Separate Accounts	8
2.4	Reserves	8
2.5	Policy Changes or Reductions	8

ARTICLE III

RESERVE ADJUSTMENTS; ACCOUNTING	8
3.1.	Ceding Commission	8
3.2	Monthly Reserve Adjustment	9
3.3	Interest on Accrued for Expense Allowance	9
3.4	Payments from Mutual Fund Organizations	9
3.5	Interim Monthly Accountings	9
3.6	Monthly Accountings	10
3.8	Delayed Payments	10
3.9	Offset Rights	11
3.10	Third-Party Reinsurance	11

ARTICLE IV

POLICY ADMINISTRATION	11
4.1	Interim Servicing	11
4.2	Transfer of Servicing Obligations	11
4.3	Regulatory Matters	11
4.4	Policy Changes	12

ARTICLE V

OVERSIGHTS	12
5.1.	Oversights	12

ARTICLE VI

CONDITIONS PRECEDENT	12
6.1	Conditions Precedent	12

ARTICLE VII

DUTY OF COOPERATION	13
7.1	Cooperation	13

ARTICLE VIII

DAC TAX	13
8.1	Election	13

ARTICLE IX

INDEMNIFICATION AND RECAPTURE	15
9.1	Reinsurer's Obligation to Indemnify	15
9.2	Company's Obligation to Indemnify	15
9.3	Certain Definitions and Procedures	15
9.4	Recapture Rights	16

ARTICLE X

DISPUTE RESOLUTION	19
10.1	Other Disputes over Calculations	19

ARTICLE XI

INSOLVENCY	20
11.1	Insolvency Clause	20

ARTICLE XII

DURATION	20
12.1	Duration	20
12.2	Reinsurer's Liability	20
12.3	Survival	21

ARTICLE XIII

MISCELLANEOUS	21
13.1	Notices	21
13.2	Confidentiality	22
13.3	Entire Agreement	22
13.4	Waivers and Amendments	22
13.5	No Third Party Beneficiaries	23
13.6	Assignments	23
13.7	Governing Law	23
13.8	Counterparts	23
13.9	Severability	23
13.10	Schedules Exhibits and Paragraph Headings	23
13.11	Expenses	24
13.12	No Prejudice	24

MODIFIED COINSURANCE AGREEMENT

THIS MODIFIED COINSURANCE AGREEMENT (the "Agreement") made by and between Aetna Life Insurance and Annuity Company, a Connecticut domiciled stock life insurance company (the "Company") and Lincoln Life & Annuity Company of New York, a New York domiciled stock life insurance company (the "Reinsurer").

WHEREAS, the Company has issued certain Policies (as defined below);

WHEREAS, the Company, Aetna Life Insurance Company, a Connecticut domiciled stock life insurance company ("ALIC"), the Reinsurer, and The Lincoln National Life Insurance Company, a stock life insurance company organized under the laws of the State of Indiana ("LNLIC"), have entered into a Second Amended and Restated Asset Purchase Agreement, dated as of May 21, 1998 (the "Asset Purchase Agreement"), pursuant to which the Reinsurer has agreed to reinsure on a 100% basis all of the liabilities arising under the Policies and Post-Closing Policies (as defined below);

WHEREAS, pursuant to the Asset Purchase Agreement, the Company and the Reinsurer have entered into a certain Coinsurance Agreement of even date herewith (the "Coinsurance Agreement") pursuant to which, the Company has ceded and the Reinsurer has reinsured on a 100% coinsurance basis the general account liabilities arising under the Policies and Post-Closing Policies;

WHEREAS, pursuant to the Asset Purchase Agreement, the Company and the Reinsurer wish to supplement the Coinsurance Agreement by providing for the reinsurance by the Reinsurer of the Separate Account Liabilities (as defined below) arising under the Policies and Post-Closing Policies on a 100% modified coinsurance basis in order to achieve 100% reinsurance of all the liabilities arising under the Policies and Post-Closing Policies; and

WHEREAS, the Company desires that the Reinsurer perform certain administrative functions on behalf of the Company with respect to the Policies and Post-Closing Policies, and the Company, ALIC and Reinsurer have entered into a NY Administrative Services Agreement of even date herewith (the "NY Administrative Services Agreement") pursuant to which the Reinsurer shall provide such administrative services.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Reinsurer agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

"Accounting" means an Interim Monthly Accounting or a Monthly Accounting, as applicable.

"Affiliate" means, with respect to any Person, at the time in question, any other Person Controlling, Controlled by or under common Control with such Person. "Control" (including the terms "Controlling," "Controlled by" and "under common Control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, the holding of policyholders' proxies by contract other than a commercial contract for goods or non-management services, or otherwise, unless the power is the result of an official position with or corporate office held by the Person. Except as provided otherwise in this Agreement, control is presumed to exist if any Person, directly or indirectly, owns, controls, holds with the power to vote, or holds shareholders' proxies representing 25% or more of the voting securities of any other Person, or holds or controls sufficient policyholders' proxies, or is entitled by contract or otherwise, to nominate, appoint or to elect the majority of the board of directors or comparable governing body of any other Person.

"ALIAC" means Aetna Life Insurance and Annuity Company, a stock life insurance company organized under the laws of the State of Connecticut.

"ALIC" means Aetna Life Insurance Company, a stock life insurance company organized under the laws of the State of Connecticut.

"Ancillary Agreements" means the various agreements collectively defined as "Ancillary Agreements" in the Asset Purchase Agreement.

"Applicable Law" means any domestic or foreign federal, state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the parties hereto.

"Asset Purchase Agreement" means the Second Amended and Restated Asset Purchase Agreement by and among the Company, ALIC, the Reinsurer and LNLIC, dated as of May 21, 1998.

"Books and Records" means the originals or copies of all customer lists, policy information, policy forms and rating plans, disclosure and other documents and filings, including statutory filings, required under all Applicable Laws, administrative records, reinsurance records, claim records, sales records, underwriting records, financial records, Tax records and compliance records in the possession or control of the Company and relating principally to the operation of the Business including, without limitation, any database, magnetic or optical media (to the extent not subject to licensing restrictions) and any other form of recorded, computer generated or stored information or process, but excluding: (a) the Company's original certificate of incorporation, bylaws, corporate seal, licenses to do business, minute books and other corporate records relating to corporate organization and capitalization; (b) original Tax and corporate accounting records relating to the Business; and (c) any records that are subject to attorney-client privilege.

"Business" means marketing, issuing and administering the Policies in the United States and the other business activities reasonably related thereto, in each case as currently conducted by the Company or, where so specified herein, as to be conducted by the Reinsurer following the Closing Date.

"Business Day" means any day other than a Saturday, Sunday, a day on which banking institutions in the State of Connecticut are permitted or obligated by Applicable Law to be closed or a day on which the New York Stock Exchange is closed for trading.

"Ceding Commission" means the aggregate ceding allowance payable by the Reinsurer to the Company in connection with the reinsurance of the Policies hereunder.

"Closing" means the closing of the transactions contemplated by this Agreement.

"Closing Date" means the date on which the Closing occurs.

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

"Coinsurance Agreement" means the Coinsurance Agreement by and between the Company and the Reinsurer of even date herewith and which is entered into in conjunction with this Agreement in order to give full effect to the Asset Purchase Agreement.

"Commissions" means all commissions, expense allowances, benefit credits and other fees and compensation payable to Producers.

"Connecticut SAP" means the statutory accounting principles and practices prescribed or permitted by the Insurance Department of the State of Connecticut.

"Contract Date" means May 21,1998.

"Effective Date" means 12:01 a.m. Eastern Time on October 1, 1998.

"Election Notice" means a notice given by the Company to the Reinsurer with respect to the exercise of recapture remedy pursuant to Section 9.4 hereof.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Governmental Authority" means any court, administrative or regulatory agency or commission, or other federal, state or local governmental authority or instrumentality or the National Association of Securities Dealers or national securities exchanges having jurisdiction over any party hereto.

"Interim Monthly Accounting" means a monthly accounting prepared in accordance with Connecticut SAP and delivered by the Company to the Reinsurer in accordance with the provisions of Section 3.5 hereof.

"LIBOR" means a rate per annum equal to the three month London Interbank Offered Rate as published in The Wall Street Journal, Eastern Edition.

"LNLIC" means The Lincoln National Life Insurance Company, a stock life insurance company organized under the laws of the State of Indiana.

"Monthly Accounting" means a monthly accounting prepared in accordance with Connecticut SAP and delivered by the Reinsurer to the Company in accordance with the provisions of Section 3.6 hereof.

"Monthly Reserve Adjustment" shall have the meaning set forth in Section 3.2 hereof.

"NAIC" means the National Association of Insurance Commissioners.

"NY Administrative Services Agreement" means the Administrative Services Agreement by and between the Company, ALIC and the Reinsurer of even date herewith.

"Person" means any individual, corporation, partnership, firm, joint venture; association, joint-stock company, limited liability company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

"Policies" means all of the Company's individual variable life insurance policies, together with all related binders, slips and certificates (including applications therefor and all supplements, endorsements, riders and agreements in connection therewith) that were delivered or issued for delivery to policyowners that were New York residents, and which have been issued by the Company in connection with the Business (in accordance with, and as determined by reference to, the Company's historical practices), which policies shall include, but not be limited to (a) all policies issued on the policy forms included in the list of base codes set forth on Schedule 1. 1 (A) and which: (i) are effected, bound or issued on or prior to the Effective Date- and (ii) are in force as of the Effective Date- or (iii) are subject to being renewed or reinstated in accordance with their terms on the Effective Date; and (b) all individual variable life insurance policies which are required to be issued by the Company prior to or after the Effective Date following the exercise of conversion rights in accordance with the terms of the individual life policies coinsured by the Reinsurer under the Coinsurance Agreement.

"Policyholders" means policyholders, insureds and assignees under the Policies and Post-Closing Policies.

"Post-Closing Policies" means the individual variable life insurance policies issued by ALIAC after the Effective Date pursuant to Article V of the Asset Purchase Agreement.

"Premiums" means premiums, considerations, deposits and similar receipts with respect to the Policies or Post-Closing Policies.

"Producers" means all LBMs, MGAs, brokers, agents, general agents, COLI specialty brokers, broker-dealers, producers or other Persons who market or produce the Policies and who (a) have been appointed by the Company, and (b) are entitled to receive Commissions from the Company.

"Recapture Rights" means the right of the Company to recapture the Policies and Post-Closing Policies pursuant to Section 9.4 hereof.

"Separate Account Assets" means the assets described on Schedule I.I(B) hereto which constitute the Separate Accounts.

"Separate Account Liabilities" means the liabilities or obligations arising under the express terms and conditions of the Policies and Post-Closing Policies, to the extent payable out of the Separate Accounts in accordance with the terms of the Policies and the Post-Closing Policies.

"Separate Account Reserves" means the reserves associated with the Policies and Post-Closing Policies which are held in the Company's Separate Accounts, determined in accordance with Connecticut SAP.

"Separate Accounts" means the specific separate accounts of the Company identified in Schedule 1.1 (C) hereto.

"Taxes" (or "Tax" as the context may require) means any tax, however denominated, imposed by any federal, state, local, municipal, territorial, provincial or foreign government or any agency or political subdivision of any such government (a "Taxing Authority"), including, without limitation, any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, gains, goods and services, production, documentary, recording, social security, unemployment, disability, workers' compensation, estimated, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, capital stock, occupation, personal or real property, environmental or windfall profit tax, premiums, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority relating thereto.

"Termination Date" means the date on which this Agreement is terminated in accordance with the terms and conditions of Article XII hereof.

"Transition Services Agreement" means the Transition Services Agreement among the Company, ALIC, LNLIC and the Reinsurer.

ARTICLE II

BASIS OF MODIFIED COINSURANCE AND BUSINESS

COINSURED

2.1 Modified Coinsurance. Subject to the terms and conditions of this Agreement, the Company hereby cedes or retrocedes, as the case may be, on a modified coinsurance basis to the Reinsurer as of the Effective Date, and the Reinsurer hereby accepts and agrees to indemnity reinsure on a modified coinsurance basis as of the Effective Date, one hundred percent (100%) of the Separate Account Liabilities arising under or relating to the Policies and the Post-Closing Policies. This Agreement shall not continue or create any legal relationship whatsoever between the Reinsurer and Persons who own or are insured under the Policies and the Post-Closing Policies. Except as expressly provided herein, this Agreement does not reinsure any policy written by the Company or the Reinsurer after the Effective Date. The reinsurance effected under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated, reduced or recaptured as provided herein.

2.2 Reinstatements Conversions and Exchanges. In no event shall the modified coinsurance provided hereunder with respect to a particular Policy be in force and binding unless such Policy is in force and binding as of the Effective Date; provided, however, that the Policies and Post-Closing Policies reinsured shall include (a) all Post-Closing Policies; (b) all lapsed or surrendered Policies or Post-Closing Policies reinstated in accordance with their terms on and after the Effective Date; and (c) all Policies or Post-Closing Policies issued on or after the Effective Date pursuant to any option provided under the term of any policies coinsured by the Reinsurer pursuant to any Ancillary Agreement for the conversion of such policies to a variable individual life insurance policy. Upon the reinstatement of any lapsed or surrendered Policy or Post-Closing Policy, such Policy or Post-Closing Policy shall be automatically reinsured hereunder.

2.3 Separate Accounts. (a) For each of the Policies and Post-Closing Policies, the amount to be invested on a variable basis in accordance with the terms of such Policies and Post-Closing Policies shall be held by the Company in the Separate Accounts, and all Premiums or other deposits with respect to such Policies and Post-Closing Policies shall be deposited in the Separate Accounts to the extent required by such Policies and Post-Closing Policies.

(b) For each of the Policies and Post-Closing Policies, the amount to be paid with respect to surrenders, loans, death benefits or any other amounts to be paid out of the assets of the Separate Accounts in accordance with the terms of such Policies and Post-Closing Policies shall be paid out of such assets.

2.4 Reserves. The Company shall retain, control and own the Separate Account Reserves and all Separate Account Assets.

2.5 Policy Changes or Reductions. In the event of a material change in the provisions and conditions of a Policy or a Post-Closing Policy (provided that such change is not in violation of Section 4.4 hereof), a corresponding change in the related modified coinsurance and any appropriate cash adjustments shall be made consistent with the policy change rules of the Company. If the face amount of a Policy or a Post-Closing Policy is reduced or increased, the amount coinsured by the Reinsurer shall be reduced or increased accordingly.

ARTICLE III

RESERVE ADJUSTMENTS: ACCOUNTINGS

3.1 Ceding Commission. The Reinsurer shall pay to the Company on the Closing Date a Ceding Commission in the amount of $6,047,000. The Ceding Commission shall be credited to the Company as a reduction in the amount of cash or cash equivalents included within the Transferred Assets (as defined in the Coinsurance Agreement) to be transferred by the Company to the Reinsurer pursuant to the Coinsurance Agreement. In accordance with Section 2.4 of this Agreement, there shall be no transfer of Separate Account Reserves or Separate Account Assets at the Closing.

3.2 Monthly Reserve Adjustment. The "Monthly Reserve Adjustment" for any month shall be an amount equal to the Separate Account Reserves at the end of such month, minus (i) the amount transferred from the Company's general account to the Separate Accounts for the Policies and Post-Closing Policies during such month; (ii) the amount transferred from the Separate Accounts to the general account for the Policies and Post-Closing Policies during such month, excluding policy charges and fees deducted from the Separate Accounts for the Policies and Post-Closing Policies; minus (iii) the amount equal to the Separate Account Reserves at the end of the month preceding such calendar month; (iv) the amount equal to the sum of all earned investment income and capital gains and losses, realized and unrealized, with respect to the Policies and Post-Closing Policies in the Separate Accounts during such calendar month. On a monthly basis, commencing with the month in which the Closing occurs, an amount equal to the Monthly Reserve Adjustment will be shown as a credit to the Reinsurer on the Accountings required by Sections 3.5 and 3.6 below, if the foregoing formula yields a negative amount, or as a credit to the Company on such Accountings, if the foregoing formula yields a positive amount. The Monthly Reserve Adjustment shall be calculated on a pre-tax basis.

3.3 Interest on Accrued for Expense Allowance. On a monthly basis, commencing with the month in which the Closing occurs, an amount equal to the pre-tax interest on the preceding month" Accrued for Expense Allowance Recognized in Reserves" (as shown on page 3, line 13A of the NAIC Annual Statement Blank Form for 1997) where the interest rate equals 1/12 x [month end l0-year Treasure rate + 75 basis points] will be shown as a credit to the Company on the Accountings.

3.4 Payments from Mutual Fund Organizations. On a monthly basis, commencing with the month in which the Closing occurs, an amount equal to the pre-tax amount of any expense reimbursement (other than "soft dollars"), indemnification or revenue-sharing payments made to the Company by any mutual fund organization attributable to the use of such organization's mutual funds as funding vehicles for the Policies or the Post-Closing Policies will be shown as a credit to the Reinsurer on the Accountings.

3.5 Interim Monthly Accountings. The Company shall provide the Reinsurer with an Interim Monthly Accounting of the Monthly Reserve Adjustment and the amounts contemplated by Section 3.3 and 3.4 of this Agreement as of the end of each calendar month, no later than fifteen (15) Business Days after the end of such month; provided, however, that the first Interim Month Accounting shall be provided to the Reinsurer no later than fifteen (15) Business Days after the end of the month in which the Closing Date fell and the final Interim Monthly Accounting shall be delivered no later than fifteen (15) Business Days after the date on which the Company is no longer providing accounting services under the Transition Services Agreement. The Company shall provide such Accounting in a format that is mutually acceptable to the Company and the Reinsurer.

3.6 Monthly Accountings. Beginning with and after the first calendar month during which the Company is no longer providing accounting services under the Transition Services Agreement, the Reinsurer shall provide the Company with a Monthly Accounting of the Monthly Reserve Adjustment and the amounts contemplated by Sections 3.3 and 3.4 of this Agreement as of the end of each calendar month, no later than fifteen (15) Business Days after the end of such month provided, however, that the first Monthly Accounting shall be provided to the Company no later than fifteen (15) Business Days after the end of the first calendar month during which the Company is no longer providing accounting services under the Transition Services Agreement and the Reinsurer shall deliver the final Monthly Accounting no later than fifteen (15) Business Days after the Termination Date provided, further, that in the event that subsequent data or calculations require revision of the final Monthly Accounting, the required revision and any appropriate payments shall be made in cash by the parties five (5) Business Days after they mutually agree as to the appropriate revision. The Reinsurer shall provide such Accounting in a format that is mutually acceptable to the Company and the Reinsurer.

3.7 Monthly -Payments. If an Accounting reflects a balance due to the party to which the Accounting is delivered, the amount(s) shown as due shall be paid within five (5) Business Days of the delivery of the Accounting. If (a) an Accounting reflects a balance due the party that prepared the Accounting and (b) the party receiving the Accounting does not object to the Accounting within five (5) Business Days of its delivery, the amount(s) shown as due shall be paid within seven (7) Business Days after the date on which the Accounting was delivered. Any dispute over any amount shown on an Accounting that cannot be amicably resolved by the parties shall be resolved pursuant to the procedures set forth in Article X.

3.8 Delayed Payments. If there is a delayed settlement of any payment due hereunder, interest will accrue on such payment at the three month London Interbank Offering Rate (LIBOR) as published in The Wall Street Journal, Eastern Edition, in effect on the day such payment is due. For purposes of this Section 3.8, a payment will be considered overdue, and such interest will begin to accrue, on the date which is five (5) Business Days after the date such payment is due.

3.9 Offset Rights. Any debts or credits incurred on and after the Effective Date in favor of or against either the Company or Reinsurer with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

3.10 Third-Party Reinsurance. In the event the Reinsurer desires to retrocede to any third-party reinsurer (whether or not Affiliated with the Reinsurer) any portion of the Separate Account Liabilities reinsured by it under this Agreement, the Reinsurer shall be responsible for obtaining such retrocessional coverage at its sole expense.

3.11 Premium Taxes and Assessments. In connection with the Policies and Post-Closing Policies, and except for the DAC tax issues specifically addressed by Article VIII of this Agreement, all matters regarding Taxes or assessments by state guaranty or insolvency or similar associations or funds shall be governed by the Coinsurance Agreement.

ARTICLE IV

POLICY ADMINISTRATION

4.1 Interim Servicing. During the period from the Effective Date through the termination of the Transition Services Agreement with respect to each service provided by the Company thereunder, the Company has agreed to continue to provide certain Policyholder services for the Policies and the Post-Closing Policies.

4.2 Transfer of Servicing Obligations. On and after the date on which a service is no longer being provided pursuant to the Transition Services Agreement, and pursuant to the NY Administrative Services Agreement, the Reinsurer has agreed to provide Policyholder service for the Policies, the Post-Closing Policies and the Separate Accounts and to supply to the Company on a timely basis copies of accounting and other records pertaining to such service. The parties hereby agree that the Policies, the Post-Closing Policies and the Separate Accounts shall be administrated pursuant to the NY Administrative Services Agreement. The Company shall not be obligated to pay any additional monies to Reinsurer for such administrative services.

4.3 Regulatory Matters. If the Company or the Reinsurer receives notice of, or otherwise becomes aware of any regulatory inquiry, investigation or proceeding relating to the Policies, the Post-Closing Policies or the Separate Accounts, the Company or the Reinsurer, as applicable, shall promptly notify the other party thereof, whereupon the parties shall cooperate in good faith and use their respective commercially reasonable efforts to resolve such matter in a mutually satisfactory manner, in light of all the relevant business, regulatory and legal facts and circumstances. The parties recognize that, as the issuing company, the Company retains ultimate responsibility for resolution of the matters described in this Section.

4.4 Policy Changes. Neither the Company nor the Reinsurer shall make any changes to the Company's policy forms except with the express written consent of the other party (which consent shall not be unreasonably withheld) or if (a) the changes are required by Applicable Law and (b) the Reinsurer gives the Company prior notice in writing of the nature of such required changes in the manner provided by the NY Administrative Services Agreement.

ARTICLE V

OVERSIGHTS

5.1 Oversights. Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery, and provided that the party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions Precedent. This Agreement shall not become effective unless and until (a) all state insurance regulatory authorities whose approval is required shall have approved this Agreement in writing, and (b) all applicable waiting periods under any federal or state statute or regulation shall have expired or been terminated.

ARTICLE VII

DUTY OF COOPERATION

7.1 Cooperation. Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement.

ARTICLE VIII

DAC TAX

8.1 Election. In accordance with Treasury Regulations Section 1.848-2(g)(8), the Company and Reinsurer hereby elect to determine specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

(a) All uncapitalized terms used herein shall have the meanings set forth in the regulations under Section 848 of the Code.

(b) The party with net positive consideration under this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

(c) Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

(d) The Company shall submit a schedule to the Reinsurer by May 1 of each year of its calculation of the net consideration under this Agreement for the preceding taxable year. This schedule of calculations shall be accompanied by a statement signed by an authorized representative of the Company stating that the Company shall report such net consideration in its federal income tax return for the preceding taxable year.

(e) The Reinsurer may contest such calculation by providing an alternative calculation to the Company in writing within thirty (30) days after the date on which the Reinsurer receives the Company's calculation. If the Reinsurer does not so notify the Company, the Reinsurer shall report the net consideration under this Agreement as determined by the Company in the Reinsurer's federal income tax return for the preceding taxable year.

 (f) If Reinsurer contests the Company's calculation of the net consideration under this Agreement, the parties shall act in good faith to reach an agreement as to the correct amount of net consideration within thirty (30) days after the date on which the Reinsurer submits its alternative calculation. If Reinsurer and the Company reach agreement as to the amount of net consideration under this Agreement, each party shall report such amount in its federal income tax return for the preceding taxable year.

If, during such period, Reinsurer and the Company are unable to reach agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to Reinsurer and the Company (who shall not have any material relationship with Reinsurer or the Company), promptly to review (which review shall commence no later than five (5) days after the selection of such independent accountants), this Agreement and the calculations of Reinsurer and the Company for the purpose of calculating the net consideration under this Agreement. In making such calculation, such independent accountants shall consider only those items or amounts in the Company's calculation as to which the Reinsurer has disagreed.

Such independent accountants shall deliver to Reinsurer and the Company, as promptly as practicable (but no later than sixty (60) days after the commencement of their review), a report setting forth such calculation, which calculation shall result in a net consideration between the amount thereof shown in the Company's calculation delivered pursuant to Section 8.1 (d) and the amount thereof shown in Reinsurer's calculation delivered pursuant to Section 8.1 (e). Such report shall be final and binding upon Reinsurer and the Company. The fees, costs and expenses of such independent accountant shall be borne (i) by the Company if the difference between the net consideration as calculated by the independent accountants and the Company's calculation delivered pursuant to Section 8.1(d) is greater than the difference between the net consideration as calculated by the independent accountants and Reinsurer's calculation delivered pursuant to Section 8 .1 (e), (ii) by the Reinsurer if the first such difference is less than the second such difference, and (iii) otherwise equally by Reinsurer and the Company.

(g) This election shall be effective for the 1998 taxable year and for all subsequent taxable years for which this Agreement remains in effect.

(h) Both parties agree to attach a schedule to their respective federal income tax returns for the first taxable year ending after the date on which this election becomes effective which identifies this

Agreement as a reinsurance agreement for which an election has been made under Treasury Regulations Section 1.848-2(g)(8).

ARTICLE IX

INDEMNIFICATION AND RECAPTURE

9.1 Reinsurer's Obligation to Indemnify. Subject to any limitation contained in the Asset Purchase Agreement and without prejudice to any indemnity rights under the Coinsurance Agreement, Reinsurer hereby agrees to indemnify, defend and hold harmless the Company and its directors, officers, employees, representatives (excluding the Producers), Affiliates, successors and permitted assigns (collectively, the "Company Indemnified Parties") from and against all Losses asserted against, imposed upon or incurred by any Company Indemnified Party arising from: (i) any breach or nonfulfillment by Reinsurer of, or any failure by Reinsurer to perform, any of the covenants, terms or conditions of, or any duties or obligations under, this Agreement; and (ii) any enforcement of this indemnity.

9.2 Company's Obligation to Indemnify. Subject to any limitation contained in the Asset Purchase Agreement and without prejudice to any indemnity rights under the Coinsurance Agreement, the Company hereby agrees to indemnify, defend and hold harmless the Reinsurer and its directors, officers, employees, representatives (excluding the Producers), Affiliates, successors and permitted assigns (collectively, the "Reinsurer Indemnified Parties") from and against all Losses asserted against, imposed upon or incurred by any Reinsurer Indemnified Party arising from: (i) any breach or nonfulfillment by the Company of, or any failure by the Company to perform, any of the covenants, terms or conditions of, or any duties or obligations under, this Agreement; and (ii) any enforcement of this indemnity.

9.3 Certain Definitions and Procedures. For purposes of this Article IX, "Loss" or "Losses" shall mean actions, claims, losses, liabilities, damages, costs, expenses (including reasonable attorneys' fees), interest and penalties. In the event either Reinsurer or the Company shall have a claim for indemnity against the other party under the terms of this Agreement, the parties shall follow the procedures set forth in Sections 9.02,9.03 and 9.04 of the Asset Purchase Agreement.

9.4 Recapture Rights.

(a) Recapture Events. From and after the Closing Date, any of the following occurrences shall constitute an event that entitles the Company to exercise the recapture remedy set forth in this Section 9.4 (individually or collectively, as the context indicates, a "Recapture Event"):

(i)

Reinsurer ceases to maintain any of (A) an A.M. Best Company rating of at least B+, (B) a Standard & Poor's Corporation insurer financial strength rating of at least BB+, and (C) a Moody's Investors Services, Inc. claims-paying ability rating of at least Bal; or

(ii)

Reinsurer fails to (A) maintain a ratio of (i) Total Adjusted Capital (as defined in the Risk-Based Capital (RBC) Model Act or in the rules and procedures prescribed by the NAIC with respect thereto, in each case as in effect as of December 31, 1997) to (ii) the Company Action Level RBC (as defined in the Risk-Based Capital (RBC) Model Act or in the rules and procedures prescribed by the NAIC with respect thereto, in each case as in effect as of December 31, 1997) of at least 160 percent; or (B) maintain a Standard & Poor's Corporation's capital adequacy ratio (calculated in accordance with the rules and procedures in effect on the Contract Date) of at least 100 percent; or

(iii)	a petition for insolvency, rehabilitation, conservation, supervision, liquidation or similar proceeding is filed by or against the Reinsurer or its statutory representative in any jurisdiction; or

(iv)	this Agreement is terminated in accordance with its terms; or
(v)

within thirty (30) calendar days of the termination of the NY Administrative Services Agreement in accordance with its terms, (A) Reinsurer does not take all steps necessary to arrange for a third-party administrator acceptable to the Company in its sole discretion, reasonably exercised. to provide all administrative services to be provided pursuant to the terminated NY Administrative Services Agreement at the cost of Reinsurer or (B) such third-party administrator fails to enter into an administrative service agreement with the Company, satisfactory in form and substance to the Company in its sole discretion, reasonably exercised; or

(vi)	a Recapture Event occurs pursuant to Section 9.07(b)(ix) of the Asset Purchase Agreement or
(vii)	a Recapture Event occurs under the Coinsurance Agreement.

The occurrence of any Recapture Event shall entitle the Company to elect recapture remedies hereunder.

(b) Notice to The Company. The Reinsurer shall provide the Company with:

(i)

written notice of any downgrade in the Reinsurer's A. M. Best Company rating or its Standard & Poor's Corporation insurer financial strength rating or its Moody's Investors Services, Inc. claims-paying ability rating within three (3) Business Days after the Reinsurer's receipt of notice of such adjustment

(ii)

a written report of the calculation of the Reinsurer's Total Adjusted Capital and Authorized Control Level RBC based on the Risk-Based Capital (RBC) Model Act and/or the rules and procedures in effect as of December 31, 1997 and Standard & Poor's Corporation's capital adequacy ratio (based on the rules and procedures in effect on the Contract Date) as of the end of each calendar quarter within fifteen (15) Business Days after the end of such quarter;

(iii)	written notice of the occurrence of any Recapture Event within two (2) Business Days after its occurrence and
(iv)

not less than annually, a written report, in form reasonably satisfactory to the Company, certifying that no Recapture Event has occurred during the period covered by such report or is continuing as of the last day of such period, together with the appropriate calculations and back up reasonably necessary to substantiate the basis of the Reinsurer's certification.

The Company may, at its own expense, review the Reinsurer's books and records to confirm the risk based capital calculations provided by the Reinsurer pursuant to Section 9.4(b)(ii). In addition, Reinsurer shall (A) cooperate fully with the Company and promptly respond to the Company's inquiries from time to time concerning the Reinsurer's financial condition, operating results and any events, occurrences or other matters which arise on and after the Effective Date and which reasonably relate to the Business or Reinsurer's ability to perform and discharge its obligations under the Asset Purchase Agreement, this Agreement or the Ancillary Agreements and (B) provide to the Company such financial statements, reports, internal control letters and reports prepared by auditors and other third parties, SAS-70 reports and other documents of the Reinsurer as the Company may reasonably request from time to time.

(c) Recapture. Upon the occurrence of any Recapture Event, the Company may elect to recapture, subject to the terms and conditions set forth below all, but not less than all, of the Policies and the Post-Closing Policies ceded hereunder. The Company shall give the Reinsurer written notice of its election (the "Election Notice") specifying the grounds for the exercise of its remedies pursuant to this Section 9.4, the fact of recapture, and the effective date of recapture. Any recapture by the Company shall not be deemed to have been consummated until (i) the Company has given the Reinsurer an Election Notice pursuant to Section 9.4(c) and (ii) the Company has received payment of the entire Recapture Fee as defined in the Coinsurance Agreement. The Reinsurer shall promptly pay the Company the full amount of the Recapture Fee. Following the consummation of the recapture of Policies and Post-Closing Policies pursuant to this Section.9.4(c), no additional premiums, deposits or other amounts payable under or in connection with such Policies and Post-Closing Policies, including but not limited to all amounts payable to the Reinsurer according to Article III of this Agreement shall be ceded to the Reinsurer hereunder.

(d) Resort to Collateral. Notwithstanding the remedies contemplated by this Section 9.4, the other Ancillary Agreements and the Asset Purchase Agreement, the Company may, in its sole discretion, require direct payment by the Reinsurer of any sum in default under the Asset Purchase Agreement, this Agreement or any other Ancillary Agreement in lieu of exercising the remedies in this Section 9.4, and it shall be no defense to any such claim that the Company might have had recourse to the recapture remedy.

(e) Certain Remedies. The Company and Reinsurer acknowledge that any damage caused to the Company by reason of the breach by the Reinsurer or any of its successors in interest of this Section 9.4 could not be adequately compensated for in monetary damages along therefore, each party agrees that, in addition to any other remedies at law or otherwise, the Company shall be entitled to specific performance of this Section 9.4 or an injunction to be issued by a court of competent jurisdiction pursuant to Section 13.7 hereof restraining and enjoining any violation of this Section 9.4, in addition to such other equitable or legal remedies as such court may determine. The Company and Reinsurer hereby release, waive and discharge any and all claims and causes of action asserting in any way that any remedy of the Company including, without limitation, the Company's recapture remedy hereunder and under Article IX of the Asset Purchase Agreement is not valid, binding or enforceable. The Company and the Reinsurer are forever estopped and barred from making any such assertion in any context or forum whatsoever.

ARTICLE X

DISPUTE RESOLUTION

10.1 Other Disputes over Calculations. After the Closing Date, any dispute between the parties with respect to the calculation of amounts which are to be calculated, reported, or which may be audited pursuant to this Agreement (other than disputes relating to calculations relating to DAC tax, which shall be resolved in accordance with Article VIII hereof), which cannot be resolved by the parties within sixty (60) calendar days, shall be referred to an independent accounting firm of national recognized standing (which shall not have any material relationship with the Reinsurer or the Company) mutually agreed to by the parties; provided, however, that where the dispute involves an actuarial issue, the dispute shall instead be referred to an independent actuarial firm of national recognized standing (which shall not have any material relationship with the Reinsurer or the Company) mutually agreed to by the parties. There shall be no appeal from the decision made by such firm except that, pursuant to Section 11.07 of the Asset Purchase Agreement, either party may petition a court having jurisdiction over the parties and subject matter to reduce the arbitrator's decision to judgment. The fees charged by the accounting firm or actuarial firm, as applicable, to resolve the dispute shall be allocated between the Company and the Reinsurer by such firm in accordance with its judgment as to the relative merits of the parties' positions in respect of the dispute.

ARTICLE XI

INSOLVENCY

11.1 Insolvency Clause. In the event of the insolvency of the Company, all modified coinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Company or to its liquidator, receiver or statutory successor on the basis of the liability of the Company under the Policies and Post-Closing Policies without diminution because of the insolvency of the Company. It is understood, however, that in the event of the insolvency of the Company, the liquidator or receiver or statutory successor of the Company shall give written notice of the pendency of a claim against the Company on a Policy or Post-Closing Policy within a reasonable period of time after such claim is filed in the insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Company or its liquidator or receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE XII

DURATION

12.1 Duration. This Agreement shall continue in force until such time that the Reinsurer's liability with respect to all Policies and Post-Closing Policies reinsured hereunder is terminated pursuant to Section 12.2.

12.2 Reinsurer's Liability. The liability of the Reinsurer under this Agreement with respect to any Policy or Post-Closing Policy will begin simultaneously with that of the Company, but not prior to the Effective Date. The Reinsurer's liability with respect to any Policy will terminate on the earliest of: (a) the date such Policy or Post-Closing Policy is recaptured in accordance with Section 9.4 or (b) the date the Company's liability on such Policy or Post-Closing Policy is terminated in accordance with its terms. Termination of the Reinsurer's liability under clauses (a) and (b) herein is subject to the Company's actual receipt of payments which discharge such liability in full in accordance with the provisions of this Agreement. In no event shall the interpretation of this Section 12.2 imply a unilateral right of the Reinsurer to terminate this Agreement.

12.3 Survival. Notwithstanding the other provisions of this Article XII, the terms and conditions of Article I, VII, IX and X and Section 13.2 shall remain in full force and effect after the Termination Date.

ARTICLE XIII

MISCELLANEOUS

13.1 Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when (a) mailed by United States registered or certified mail, return receipt requested, (b) mailed by overnight express mail or other nationally recognized overnight or same-day delivery service or (c) delivered in person to the parties at the following addresses:

If to the Company, to:

Aetna Life Insurance and Annuity Company

151 Farmington Avenue

Hartford, Connecticut 06156

Attention: Chief Financial Officer

With copies (which shall not constitute notice) to:

Aetna Retirement Services, Inc.

151 Farmington Avenue

Hartford, Connecticut 06156

Attention: General Counsel

Lord, Bissell & Brook

115 South LaSalle Street

Chicago, Illinois 60603

Attention: James R. Dwyer

If to the Reinsurer, to:

Lincoln Life & Annuity Company of New York

120 Madison Street, Suite 1700

Syracuse, NY 13202

Attention: Philip L. Holstein

With a copy (which shall not constitute notice) to:

Sutherland, Asbill & Brennan LLP

1275 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

Attention: David A. Massey

Either party may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this Section 13. 1.

13.2 Confidentiality. Each of the parties shall maintain the confidentiality of all information related to the Policies and Post-Closing Policies and all other information denominated as confidential by the other party provided to it in connection with this Agreement, and shall not disclose such information to any third parties without prior written consent of the other party, except as may be permitted by Sections 5.18 and 11.02 of the Asset Purchase Agreement.

13.3 Entire Agreement. This Agreement, the Coinsurance Agreement, the other Ancillary Agreements, the Asset Purchase Agreement, the other agreements contemplated hereby and thereby, and the Exhibits and the Schedules hereto and thereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto. Except for those matters specifically addressed in Article III of this Agreement, in the event that there is any conflict between the provisions of this Agreement and those of the Coinsurance Agreement, the language of the Coinsurance Agreement shall govern.

13.4 Waivers and Amendments. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other term or condition on a future occasion. This Agreement may be modified or amended only by a writing duly executed by an executive officer of the Company and the Reinsurer, respectively.

13.5 No Third Party Beneficiaries. This Agreement constitutes an indemnity reinsurance agreement solely between the Company and the Reinsurer, and is intended solely for the benefit of the parties hereto and their permitted successors and assigns, and it is not the intention of the parties to confer any rights as a third-party beneficiary to this Agreement upon any other Person as to any other term, condition or provision of this Agreement.

13.6 Assignment. This Agreement shall not be assigned by either of the parties hereto without the prior written approval of the other party.

13.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT, WITHOUT REGARD TO ITS CONFLICTS OF LAW DOCTRINE. ALL ISSUES RELATING TO VENUE AND JURISDICTION SHALL BE GOVERNED BY SECTION 11.07 OF THE ASSET PURCHASE AGREEMENT.

13.8 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Company or the Reinsurer under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

13.10 Schedules, Exhibits and Paragraph Headings. Schedules and Exhibits attached hereto are made a part of this Agreement. Paragraph headings are provided for reference purposes only and are not made a part of this Agreement.

13.11 Expenses. Except as explicitly provided to the contrary herein or in the Asset Purchase Agreement, each party shall be solely responsible for all expenses it incurs in connection with this Agreement or in consummating the transactions contemplated hereby or performing the obligations imposed hereby, including, without limitation, the cost of its attorneys, accountants and other professional advisors.

13.12 No Prejudice. The parties agree that this Agreement has been jointly negotiated and drafted by the parties hereto and that the terms hereof shall not be construed in favor of or against any party on account of its participation in such negotiations and drafting.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective this 1st day of October, 1998.

AETNA LIFE INSURANCE AND ANNUITY COMPANY
/s/ Catherine H. Smith
By:	Catherine H. Smith
Title:	Chief Financial Officer

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
By:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective this 1st day of October, 1998.

AETNA LIFE INSURANCE AND ANNUITY COMPANY
/s/ Catherine H. Smith
By:	Catherine H. Smith
Title:	Chief Financial Officer

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
/s/ Philip L. Holstein
By:	Philip L. Holstein
Title:	President